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                                                                    EXHIBIT 10.3


                           2003 RELATIONSHIP AGREEMENT

                                     BETWEEN

                               FORD MOTOR COMPANY

                                       AND

                               VISTEON CORPORATION

                                      DATED

                                DECEMBER 19, 2003

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                           2003 RELATIONSHIP AGREEMENT

         THIS 2003 RELATIONSHIP AGREEMENT is dated as of December 19, 2003 (this "Agreement") between Ford Motor Company, a Delaware corporation, ("Ford") and Visteon Corporation, a Delaware corporation ("Visteon").

                                 R E C I T A L S

         A.      Visteon and Ford have the following common goals (the "Goals"):

            i. That Visteon achieves the goal of becoming a profitable and growing business and remains a top-quality supplier to Ford;

            ii. That Ford achieves competitive price reductions and achieves fully competitive prices from Visteon, over time, contributing to its profitable growth;

            iii. That Ford and Visteon work collaboratively to meet the commitments made in the UAW settlement in September 2003; and

            iv. That Ford and Visteon will establish a basic framework for working cooperatively on their ongoing commercial relationship.

         B. To further the Goals, the Parties have agreed on several actions that are described in this Agreement.

         C. To monitor the implementation of each of these actions, the Parties have agreed to establish a governance process that is designed to ensure that the intention of this Agreement, the Master Transfer Agreements and the Detailed Agreements is achieved.

         The Parties have agreed as follows:

1.       DEFINITIONS

         All terms with initial capitalization used herein shall have the meanings specified below, except as otherwise specifically stated.

"AFFILIATE" means any Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person. For purposes of this definition, the terms Control, Controlling, and Controlled mean having the right to elect a majority of the board of directors or other comparable body responsible for management and direction of a Person by contract, by virtue of share ownership, or otherwise.

"AGREEMENT" means this 2003 Relationship Agreement.

"AMENDED AND RESTATED EMPLOYEE TRANSITION AGREEMENT" means that certain Amended and Restated Employee Transition Agreement dated as of the date hereof between the Parties.

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"AMENDED AND RESTATED HOURLY EMPLOYEE ASSIGNMENT AGREEMENT" means that certain
Amended and Restated Hourly Employee Assignment Agreement dated as of the date hereof between the Parties.

"CHESTERFIELD AGREEMENTS" means the Chesterfield Transition and Stewardship Agreement dated as of April 1, 2003 among Johnson Controls, Inc. and the Parties and the related agreements referenced therein.

"CLONE AND GO AGREEMENT" means that certain Clone and Go Cost Sharing Agreement dated as of the date hereof between the Parties.

"DETAILED AGREEMENTS" means the Purchase and Supply Agreement, the Amended and Restated Hourly Employee Assignment Agreement, the Amended and Restated Employee Transition Agreement, the Hourly Employee Conversion Agreement, the Ford/Visteon Level 4 Support Amendment and the Clone and Go Agreement.

"HOURLY EMPLOYEE CONVERSION AGREEMENT" means that certain Hourly Employee Conversion Agreement dated as of the date hereof between the Parties.

"FORD" means Ford Motor Company, a Delaware corporation.

"FORD/VISTEON LEVEL 4 SUPPORT AMENDMENT" means that certain amendment to the (1) Software and Information Technology License Agreement, effective September 2, 2003 among the Parties and Ford Global Technologies, LLC and (2) Information Technology Services Agreement, effective June 27, 2000 between the Parties.

"MASTER AGREEMENT" means the collective bargaining agreement and all supplements thereto between Ford and the UAW dated September 15, 2003.

"MASTER TRANSFER AGREEMENTS" means the following agreements between the Parties:
Master Transfer Agreement dated March 30, 2000, Master Separation Agreement dated June 1, 2000, the Information Technology Services Agreement dated as of June 27, 2000, the Software and Information Technology License Agreement effective September 2, 2003, and the Relationship Agreement dated January 1, 2000 between the Automotive Consumer Services Group (now Ford Customer Services Division) of Ford and Visteon.

"NEW VISTEON CBA AND SUPPLEMENT" means the new collective bargaining agreement and supplement under negotiation between the UAW and Visteon which negotiation is expected to be completed by March 5, 2004.

"OPEB LIABILITY" has the meaning specified in Section 3.4.

"PARTY" or "PARTIES" refers to Ford or Visteon individually or collectively.

"PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

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"PURCHASE AND SUPPLY AGREEMENT" means the Purchase and Supply Agreement dated as of the date hereof between Ford and Visteon.

"UAW" means the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America.

"UTICA AGREEMENT" means the Utica Agreement dated as of the date hereof between Visteon and Ford that relates to the purchase and supply of products produced by Visteon at its Utica Trim Plant.

"VISTEON" means Visteon Corporation, a Delaware corporation.

2.       PURCHASE AND SUPPLY

2.1 Pursuant to the Purchase and Supply Agreement, (a) Ford has agreed to terms and conditions under which Ford will source components and systems and services to Visteon in North America, including payment terms as described in Section 4.1 hereof, investment sharing and pricing on certain business that takes into consideration labor cost differential issues; and (b) Visteon has agreed to terms and conditions related to components and systems and services sourced to Visteon, including productivity price reductions, design changes, competitive price gap closure, and capital investments. The Purchase and Supply Agreement also includes incentives designed to reduce the number of Ford hourly employees assigned to Visteon. The terms and conditions agreed by the Parties in the Purchase and Supply Agreement are designed to assist the Parties in reaching the Goals and shall govern with respect to these issues.

2.2 The Parties will enter into joint operating agreements with respect to various commodities that will include protocols with respect to engineering, design, and testing (ED&T) rates, component mark-ups and related terms, and general requirements relating to Visteon's support of Ford vehicle and component programs. The Parties will use good faith efforts to finalize these joint operating agreements by March 31, 2004.

3.       EMPLOYEE MATTERS

3.1 The Parties and the UAW have agreed that, in addition to the New Visteon CBA and Supplement, Visteon will use its best efforts to negotiate with the UAW for the implementation of operating practices at the local level that are competitive with the U.S. automotive component and truck component industry at Visteon's facilities whose hourly employees are represented by the UAW under the Master Agreement. Upon and after the effective date of the New Visteon CBA and Supplement, persons who are hired by Visteon as hourly employees at applicable Visteon facilities will be solely Visteon employees and subject to the New Visteon CBA and Supplement. The Parties and the UAW also have agreed that certain active hourly employees of Visteon who are UAW-represented will become hourly employees of Ford as of December 22, 2003 under the conditions of the Hourly Employee Conversion Agreement.

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3.2      The Parties also have agreed to make certain amendments to the Employee
         Transition Agreement dated as of April 1, 2000 between the Parties.
         Such amendments are reflected in the Amended and Restated Employee Transition Agreement.

3.3 The Parties also have agreed to make certain amendments to the Hourly Employee Assignment Agreement dated as of April 1, 2000 between the Parties. Such amendments are reflected in the Amended and Restated Hourly Employee Assignment Agreement.

3.4 The Amended and Restated Hourly Employee Assignment Agreement provides that at December 31, 2003 Ford will bear a significant portion of the OPEB SFAS 106 balance sheet liability (the "OPEB Liability") related to pre-separation service of Ford hourly employees assigned to work at Visteon.

3.5 The time period for pre-funding Visteon's post-separation OPEB liability to Ford hourly employees assigned to work at Visteon has been extended from 2020 to December 31, 2049. The Amended and Restated Hourly Employee Assignment Agreement contains the specifics of the foregoing agreement.

3.6 Visteon will transfer assets and obligations relating to the pensions and other benefits for those hourly employees of Visteon who become hourly employees of Ford as of December 22, 2003. The Hourly Employee Conversion Agreement contains the specifics of the foregoing agreement.

3.7 Visteon will reimburse Ford for the amount of profit sharing paid by Ford to its hourly employees who are assigned to work at Visteon up to a maximum amount. The Amended and Restated Hourly Employee Assignment Agreement contains the specifics of the foregoing agreement.

3.8 The Parties intend that over time there will be no Ford employees working at Visteon plants and the Parties will cooperate to facilitate this goal. At present conditions, Ford has identified a need for incremental hourly employees to meet its operating requirements for the 2004-2007 period. It is intended that flowing Ford hourly employees from Visteon to Ford (subject to the Master Agreement), and replacing them at Visteon as required with Visteon hourly employees will assist in meeting this requirement. Subject to the requirements of the Master Agreement, the Parties intend for no more Ford hourly employees to be assigned from Ford to Visteon.

4.       OTHER MATTERS

4.1 Ford has agreed to change the payment terms for certain payables to Visteon in order to facilitate Visteon's near-term investment in the UAW plants. The Purchase and Supply Agreement contains the specifics of the foregoing agreement.

4.2 Ford and Visteon have agreed to productivity price reductions due from Visteon for calendar year 2003 in lieu of any additional 2003 productivity price reductions; provided that this settlement does not include productivity commitments that have already been

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         separately agreed by the Parties. The Purchase and Supply Agreement contains the specifics of the foregoing agreement.

5.       IT SEPARATION

5.1 The Parties have agreed to a process and cost-sharing for the creation of a separate IT environment for Visteon through the cloning of Ford's IT systems and other actions. The Clone and Go Agreement contains the specifics of the foregoing agreement.

5.2 The Parties have entered into the Ford/Visteon Level 4 Support Amendment whereby Ford agrees to provide limited Level 4 information technology support services to Visteon, and Visteon agrees to pay for such services in connection with the creation of a separate IT environment through cloning Ford's IT systems and other actions.

5.3 The Parties also have agreed to a mutual release of all claims related to IT activities since the separation of Visteon from Ford. This release is found in the Clone and Go Agreement.

6.       GOVERNANCE

6.1 In order to monitor the performance of the Parties toward achievement of the Goals under the Detailed Agreements, Ford and Visteon shall establish a governance council (the "Governance Council"). The membership, objectives, responsibilities and process for the Governance Council are set forth on Exhibit A attached hereto.

7.       CHESTERFIELD AND UTICA

7.1 The Parties have entered into the Chesterfield Agreements and Utica Agreement which agreements reflect their understandings related to the Chesterfield Plant and the Utica Plant. None of the Detailed Agreements are intended to modify or amend either of the Chesterfield Agreements or the Utica Agreement.

8.       SETTLEMENT OF MATTERS IN DISPUTE

8.1 The Parties have resolved certain matters (the "Claims") and will undertake such measures as may be necessary to reflect such resolution and to dismiss any outstanding litigation or arbitration proceeding currently in process with respect to such Claims.

9.       COVENANTS AND REMEDIES

9.1. A Party (a "Non-Defaulting Party") may give notice to the other Party (the "Defaulting Party"), upon occurrence of any of the following events, any one of which will be considered to be an "Event of Default":

         (a) Default by a Party. Any default by the Defaulting Party in the performance of any obligation or in the observance of any restriction (i) in this Agreement, or (ii) in any Detailed Agreement, or (iii) in any of the Master Transfer Agreements which default may not be cured or is not effectively cured after a period of 30

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                  days after written notice thereof has been given by the
                  Non-Defaulting Party; provided that if such default cannot be cured within 30 days, then the Defaulting Party shall have a reasonable period to cure the default (not to exceed 90 days), during which period the Defaulting Party shall at all times diligently pursue a cure;

         (b) Termination of Existence Initiated by a Party. The Defaulting Party commences any Proceeding to wind up, dissolve, or otherwise terminate its legal existence;

         (c) Termination of Existence Initiated by Another Person. Any proceeding is commenced against the Defaulting Party that seeks or requires the winding up, dissolution, or other termination of its legal existence, unless the proceeding is defended or contested in good faith by the Defaulting Party within 30 days of the commencement of the proceeding in a manner that stays it and such defense or contest is pursued diligently thereafter;

         (d) Bankruptcy. Either (a) the Defaulting Party seeks relief by any proceedings of any nature under any applicable laws for the relief of debtors; or (b) the institution against the Defaulting Party of a proceeding under any applicable bankruptcy or similar law of any jurisdiction in which the Defaulting Party carries on its business, unless the proceeding is defended or contested in good faith by the Defaulting Party within 15 days of the commencement of the proceeding in a manner that stays the proceedings and then only so long as such defense or contest is pursued diligently thereafter;

         (e) Appointment of a Receiver. The appointment of a receiver, receiver-manager, trustee, custodian or like officer for all or a substantial part of the business or assets of the Defaulting Party, unless the appointment is defended or contested in good faith by the Defaulting Party within 30 days of the commencement of the appointment in a manner that stays the appointment and then only so long as such defense or contest is pursued diligently thereafter; or

         (f) Assignment for Benefit of Creditors. The Defaulting Party makes an assignment of a substantial part of its assets for the benefit of its creditors.

9.2. Upon the occurrence of an Event of Default, the Non-Defaulting Party may elect one or more of the following remedies:

         (a) Termination of this Agreement, in whole or in part, and any such termination shall not be deemed a waiver or release of, or otherwise prejudice or affect, any rights, remedies or claims, whether for Damages or otherwise, which the Non-Defaulting Party may then possess under this Agreement or which arise as a result of such termination; and

         (b) Termination of any Detailed Agreement, in whole or in part, and any such termination shall not be deemed a waiver or release of, or otherwise prejudice or affect, any rights, remedies or claims, whether for Damages or otherwise, which

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                  the Non-Defaulting Party may then possess under this Agreement or which arise as a result of such termination; and

         (c)      Recovery of Damages arising from the Default.

9.3 Ford may terminate this Agreement in the event that thirty-five percent or more of the voting shares of Visteon become owned or controlled, directly or indirectly, by a competitor of Ford in the business of manufacturing motor vehicles.

9.4 A Non-Defaulting Party intending to terminate this Agreement pursuant to this Article 9 as a result of an Event of Default occurring under Subsections 9.1(a) or (b) shall first notify the Governance Council and the Defaulting Party of the grounds for the intended termination. If the Defaulting Party fails to remedy such grounds for termination within sixty (60) days of such notice (or any longer period of time as mutually agreed by the Parties), then the Non-Defaulting Party may terminate this Agreement effective upon notice to the Defaulting Party without the need for any judicial action.

9.5 The provisions of this Article 9 are without prejudice to any other rights or remedies either Party may have by reason of the default of the other party.

10.      TERM

10.1 The term of this Agreement shall continue until the last of the Detailed Agreements has expired or been terminated.

11.      MISCELLANEOUS

11.1 No Agency. Except as specifically provided in any of the Detailed Agreements, neither this Agreement nor any Detailed Agreement makes either Party the agent or legal representative of the other Party. Neither Party is authorized to create any obligation on behalf of the other Party.

11.2 Notices. Any notice under this Agreement must be in writing (letter, facsimile) and will be effective when received by the addressee at its address indicated below.

         (a)      Notice sent to Visteon will be addressed as follows:

                  Visteon Corporation
                  290 Town Center Dr.
                  10th Floor, Fairlane Plaza North
                  Dearborn, MI 48126
                  Attention: General Counsel
                  Fax: (313) 755-2762

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         (b)      Notice sent to Ford will be addressed as follows:

                  Ford Motor Company
                  Office of the Secretary
                  One American Road
                  12th Floor World Headquarters
                  Dearborn, Michigan 48126
                  Fax: (313) 248-7036

         (c) The Parties by notice hereunder may designate other addresses to which notices will be sent.

11.3 Amendments. No amendment to this Agreement will be binding upon either Party unless it is in writing and is signed by a duly authorized representative of each Party. This Agreement supersedes any prior agreements between the Parties concerning the subject matter herein.

11.4 Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns, but no rights, interests or obligations of either Party herein may be assigned without the prior written consent of the other, which consent shall not be unreasonably withheld.

11.6 Severability. If any provision of this Agreement, or portion thereof, is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such provision, or portion thereof, shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

11.7 Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Michigan, excluding its conflict of laws rules. Each Party consents, for purposes of enforcing this Agreement, to personal jurisdiction, service of process and venue in any state or federal court within the State of Michigan having jurisdiction over the subject matter. The Parties exclude the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods, if otherwise applicable.

11.8 Agreement Conflicts. In the event of a conflict between the terms of this Agreement and any Detailed Agreement, the terms of the Detailed Agreement shall control.

11.9 Disputes. If a dispute arises between the Parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including but not limited to damages, hereunder; provided, however, that a Party may seek injunctive relief from a court where appropriate solely for the purpose of maintaining the status quo while this procedure is being followed:

         (a) The Parties promptly shall hold a meeting of the Governance Council to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided, however, that no Party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such

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                  meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled.

         (b) If the Parties are unable to negotiate a mutually satisfactory resolution as provided above, any Party may so notify the other. In that event, the Parties agree to participate in good faith in mediation of the dispute. Such mediation shall conclude no later than forty-five (45) days from the date that the mediator is appointed. If the Parties are not successful in resolving the dispute through mediation, then the Parties agree to submit the matter to binding arbitration before a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration. Within five business days after the selection of the arbitrator, each Party shall submit its requested relief to the other Party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each Party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one Party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one Party's requested relief as to certain claims or counterclaims and the other Party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other Party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator will enter a final ruling that adopts in whole such requested relief. The arbitrator will limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from those submitted by the Parties.

                  (c) Mediation and, if necessary, arbitration shall take place in the City of Dearborn, Michigan unless the Parties agree otherwise or the mediator or the arbitrator selected by the Parties orders otherwise. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

11.10 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

11.11 Binding Agreement. To the extent that a Detailed Agreement is binding upon or inures to the benefit of one or more subsidiaries or affiliates one of the Parties to this Agreement, then a default under such Detailed Agreement by or against one of such subsidiaries or affiliates shall be deemed a default under this Agreement and shall give rise to the rights hereunder with respect to the Governance Council and under
         Article 9 hereunder.

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IN WITNESS WHEREOF, Ford and Visteon have caused this Agreement to be executed in multiple counterparts by their duly authorized representatives.

VISTEON CORPORATION                           FORD MOTOR COMPANY

By: /s/ Daniel R. Coulson                     By: /s/ Don Leclair
    ------------------------------                ------------------------------

Title: Executive Vice President               Title: Group Vice President & CFO
       and Chief Financial Officer

Date: 12/19/03                                Date: 12/19/03

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                                    EXHIBIT A
                               Governance Council

                                     CHARTER

- Provide a forum in which senior members of the Ford and Visteon leadership teams will:

     - Monitor the Ford-Visteon relationship on a global basis-with a particular emphasis on sourcing and pricing decisions in North America;

     - Assess progress toward the goals of the 2003 Relationship Agreement, including:

          - That Visteon achieves the goal of becoming a profitable and growing business and remains a top-quality supplier to Ford, as was contemplated at the time of Visteon's spin-off from Ford;

          - That Ford achieves competitive price reductions and achieves fully competitive prices from Visteon, over time, contributing to its profitable growth.

          - That Ford and Visteon work collaboratively to meet the commitments made in the UAW settlement in September 2003.

          - That Ford and Visteon will establish a basic framework for working cooperatively on their ongoing commercial relationship.

     - Recommend actions to their respective teams to support achievement of the goals stated above.

     - Resolve interpretations of the 2003 Relationship Agreement and resultant policy when required.

                                    AUTHORITY

- It is expected that the co-chairs of the Council will be delegated authority, as appropriate, from their respective CEO's to commit their companies to actions to carry out the intent of the agreement.

                       WHAT THE GOVERNANCE COUNCIL WILL DO

- Set the standards for the relationship between Ford and Visteon by ensuring that both Parties meet the letter and spirit of the agreement; monitor the relationship between the companies, and take action if required.

- Review, on a regular basis, decisions made by both Parties for alignment with the 2003 Relationship Agreement-with a particular emphasis on sourcing decisions by Ford and pricing actions by Visteon; discuss emerging issues and progress toward near-term objectives.

- Conduct quarterly business reviews to assess each Party's progress toward the goals of the 2003 Relationship Agreement.

-    Communications coordination.

- Review major new actions that could accelerate accomplishment of the goals in the 2003 Relationship Agreement and assign joint work teams to pursue actions requiring collaboration between the companies.

- Review disputes or potential issues that involve interpretation of policy or actions deemed by either Party to be inconsistent with the intent of the 2003 Relationship Agreement and provide guidance to the appropriate executives in resolving them.

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                     WHAT THE GOVERNANCE COUNCIL WILT NOT DO

- Negotiate prices, terms, or conditions or intervene in normal commercial negotiations.

-    Approve individual sourcing decisions.

- Exceptions to the above include disputes about interpretation of policy or consistency with the intent of the agreement, or compliance with the terms of the Purchase and Supply Agreement.

                             RECOMMENDED MEMBERSHIP

- Ford: Chief Financial Officer (co-chair), President, North American Operations, Vice President-Labor Affairs

- Visteon: Chief Financial Officer (co-chair), President and Chief Operating Officer, Senior Vice President-Corporate Relations

-    Co-Secretaries: One appointee from each of Ford and Visteon

                                MEETING FREQUENCY

-    Monthly

- It is expected that after the meetings and review process are well established, the meeting frequency could be reduced to quarterly. If this occurs, the co-secretaries would monitor selected data and decisions and keep committee members advised, as appropriate, with periodic (e.g. monthly) status reports between meetings.

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